Exhibit 99.1

Contacts:	Ralph S. Marimon Vice President of Finance Chief Financial Officer (408) 990-4000 rsmarimon@quicklogic.com	Andrea Vedanayagam Veda Communications (408) 656-4494 andrea.coms1@gmail.com

QuickLogic Announces Preliminary Q4 2011 Revenue

SUNNYVALE, Calif. – January 9, 2012 – QuickLogic Corporation (NASDAQ: QUIK), the lowest power programmable semiconductor solutions leader, today announced that it expects to report fourth quarter revenue of approximately $4.3 million. New product revenue was approximately $1.7 million while mature product revenue was approximately $2.6 million. “New product revenue was above the guidance given during the company’s third quarter earnings call. However, the revenue impact of lower bookings for our mature products, which we attribute to general economic conditions in our mature product markets, was greater than expected,” said Andy Pease, QuickLogic’s President and CEO. The Company will announce its final fiscal fourth quarter and year-end results and hold its scheduled earnings conference call on February 7, 2012.

About QuickLogic

QuickLogic Corporation is the inventor and pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics OEMs and ODMs. These silicon plus software solutions are called Customer Specific Standard Products (CSSPs). CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market. For more information about QuickLogic and CSSPs, visit www.quicklogic.com

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to the Company’s expected fourth quarter revenues, which are preliminary, are based on the best information currently available to the Company and are subject to change upon completion of the financial statements and the audit of QuickLogic’s year-end financial results, which are expected to be released on February 7, 2012. Accordingly, actual results could differ materially from the results described in these forward-looking statements. Factors affecting the Company’s actual financial results are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation.